EX-99.12.a

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

June 4, 2012

Board of Directors
Bridgeway Funds, Inc.
20 Greenway Plaza, Suite 450
Houston, Texas, 77046

Re:
Plan of Reorganization, made as of May 30, 2012 (the “Plan”), by and among the Board of Directors of Bridgeway Funds, Inc. (the
“Corporation”), a corporation created under the laws of the State of
Maryland, on behalf of two of its series, the Ultra-Small Company
 Fund (the “Acquiring Fund”) and the Micro-Cap Limited Fund (the
“Acquired Fund”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the “Reorganization”), which will consist of: (i) the conversion of the shares of the Acquired Fund into shares of the Acquiring Fund and (ii) the resulting transfer to the Acquiring Fund of all of the property, assets and goodwill of the Acquired Fund, all upon and subject to the terms and conditions of the Plan.  The Reorganization will be effected by the filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland, the result of which will be: (i) the Acquiring Fund will acquire substantially all of the property, assets and goodwill of the Acquired Fund in exchange for full and fractional shares of the Acquiring Fund (“Acquiring Fund Shares”), (ii) the distribution of the Acquiring Fund Shares to the holders of the shares of the Acquired Fund (“Acquired Fund Shares”) according to their respective interests, and (iii) the dissolution of the Acquired Fund.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Plan.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated May 30, 2012; (b) the combined proxy statement/prospectus provided to shareholders of Acquired Fund in connection with a Special Meeting of the Shareholders of the Acquired Fund held on May 30, 2012; (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Acquired Fund, in a letter dated June 4, 2012 (the “Representation Letter”); (e) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Plan.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors, Bridgeway Funds, Inc.
June 4, 2012

For purposes of this opinion, we have assumed that the Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Maryland, the terms of the Plan and the statements in the Representation Letter for the Acquired Fund and Acquiring Fund, it is our opinion that for federal income tax purposes:

(1)           The conversion of the shares of the Acquired Fund into shares of the Acquiring Fund and the resulting transfer to the Acquiring Fund of all of the property, assets and goodwill of the Acquired Fund, and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)           No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and the assumption of its liabilities by, the Acquiring Fund upon the conversion of the shares of the Acquired Fund into shares of the Acquiring Fund pursuant to Section 361(a) and Section 357(a) of the Code;

(3)           No gain or loss will be recognized by the Acquiring Fund upon its receipt of all of the assets of, and its assumption of all of the liabilities of, the Acquired Fund upon the conversion of the shares of the Acquired Fund into shares of the Acquiring Fund  pursuant to Section 1032(a) of the Code;

(4)           No gain or loss will be recognized by the Acquired Fund upon the conversion of the shares of the Acquired Fund into shares of the Acquiring Fund pursuant to Section 361(c)(1) of the Code;

(5)           The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of these assets in the hands of the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code;

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors, Bridgeway Funds, Inc.
June 4, 2012

(6)           The holding periods of the assets of the Acquired Fund received by the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code;

(7)           No gain or loss will be recognized by the shareholders of the Acquired Fund upon the conversion of the shares of the Acquired Fund into shares of the Acquiring Fund (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code;

(8)           The aggregate tax basis of the Acquiring Fund shares to be received by each Acquired Fund shareholder (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the shares of the Acquired Fund converted therefor pursuant to Section 358(a)(1) of the Code;

(9)           The holding period of the Acquiring Fund shares to be received by each Acquired Fund shareholders (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund shares converted in exchange therefor, provided that the shareholder held the Acquired Fund as a capital asset on the date of the Reorganization pursuant to Section 1223(l) of the Code; and

(10)           The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”)), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors, Bridgeway Funds, Inc.
June 4, 2012

Our opinion is conditioned upon the performance by the Acquired Fund and the Acquiring Fund of their respective undertakings in the Plan and the Representation Letter. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Plan and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

STRADLEY RONON STEVENS & YOUNG, LLP

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership